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                                                           Exhibit 23.02

            CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Plans Administration Committee
Travelers Group Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-32130, 33-43997, 33-52027, 33-59524 and 333-25603) on Form S-8 of
Travelers Group Inc. of our report dated June 23, 1997 relating to the statements of net assets available for plan benefits of Travelers Group
401(k) Savings Plan as of December 31, 1996 and 1995, and the related statements of changes in net assets available for plan benefits for the years then ended, and the supplemental schedules of assets held for investment purposes, assets held for investment purposes which were both acquired and disposed within the plan year, and reportable transactions as of and for the year ended December 31, 1996, which report is being filed with Form 10-K/A-1 as an amendment to the 1996 Annual Report on Form 10-K of Travelers Group Inc.

                                                 /s/ KPMG PEAT MARWICK LLP

New York, New York
June 26, 1997